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As filed with the Securities and Exchange Commission on May 14, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alexandria Real Estate Equities, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	95-4502084 (I.R.S. Employer Identification Number)

385 East Colorado Boulevard, Suite 299
Pasadena, California 91101
(626) 578-0777
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101
(626) 578-0777
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Kenneth E. Kohler Morrison & Foerster LLP 555 West Fifth Street, 35th Floor Los Angeles, California 90013 (213) 892-5200	Anthony A. Lopez III Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-4950

          Approximate date of commencement of proposed sales to the public: As soon as practicable after this registration statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock	5,797,104	$68.91	$399,450,000	$28,481

(1)
This Registration Statement registers the maximum number of shares of the Registrant's common stock, par value $0.01 per share, that may be issued in connection with the Exchange Offer by the Registrant for any and all of the Registrant's outstanding 8.00% Senior Convertible Notes due 2029 (the "Convertible Notes"). Registrant will not issue common stock in the Exchange Offer in excess of 5,797,104 shares.

(2)
Calculated by dividing the proposed maximum offering price of $399,450,000 by 5,797,104, which is the maximum number of shares of the registrant's common stock that may be issued in connection with the Exchange Offer.
(3)
Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) 457(c) under the Securities Act of 1933, as amended, and based on (a) the product of (i) $1,844.375, the average of the bid and ask price for each $1,000 principal amount of Convertible Notes on the over-the-counter market on May 12, 2010, and (ii) the quotient of (x) $240,000,000, the aggregate principal amount at maturity of Convertible Notes which are sought for exchange, and (y) $1,000, less (b) $43,200,000, the maximum aggregate amount of cash to be paid by the Registrant pursuant to the Exchange Offer, assuming that the Exchange Offer is fully subscribed by holders of the Convertible Notes (including payment of accrued interest on the Convertible Notes).

(4)
Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying 0.0000713 by the proposed maximum aggregate offering price.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2010

PROSPECTUS

Alexandria Real Estate Equities, Inc.
 OFFER TO EXCHANGE

Shares of Common Stock plus cash for
any and all of our outstanding
8.00% Senior Convertible Notes due 2029
(CUSIP No. 015271 AB5)

          We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, any and all of our outstanding 8.00% Senior Convertible Notes due 2029 (the "Convertible Notes"), for the following consideration per $1,000 principal amount of Convertible Notes: (i) 24.1546 shares of our common stock; (ii) a cash payment of $180.00 (the "Convertible Notes Cash Payment"); and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash (collectively, the "Convertible Notes Offer Consideration").

          We refer to the offer for the Convertible Notes pursuant to this prospectus and the accompanying letter of transmittal as the "Exchange Offer."

          The Convertible Notes are currently convertible into shares of our common stock at a conversion rate of 24.1546 shares of our common stock per $1,000 principal amount of Convertible Notes, or a conversion price of approximately $41.40 per share of our common stock. The Exchange Offer allows current holders of Convertible Notes to receive the same number of shares of our common stock as they would receive upon conversion of the Convertible Notes, plus the Convertible Notes Cash Payment and the accrued and unpaid interest.

          The Exchange Offer will expire at 11:59 p.m., New York City time, on June 11, 2010, unless the Exchange Offer is extended or earlier terminated by us (we refer to such date and time for the Exchange Offer, as may be extended, as the "Expiration Date"). You may withdraw Convertible Notes tendered in the Exchange Offer at any time prior to the Expiration Date for the Exchange Offer. You must validly tender your Convertible Notes for exchange in the Exchange Offer on or prior to the Expiration Date to receive the Convertible Notes Offer Consideration. You should carefully review the procedures for tendering Convertible Notes beginning on page 23 of this prospectus.

          The Exchange Offer is subject to the conditions discussed under "The Exchange Offer—Conditions to the Exchange Offer," including, among other things, the effectiveness of the registration statement of which this prospectus forms a part. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered.

          As of the date of this prospectus, $240,000,000 aggregate principal amount of Convertible Notes were outstanding. The Convertible Notes are not listed for trading on any securities exchange. Our shares of common stock are traded on the New York Stock Exchange under the symbol "ARE." The last reported sale price of our common stock on May 10, 2010 was $69.76 per share. We expect that the shares of our common stock to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          We urge you to carefully read the "Risk Factors" section beginning on page 13 before you make any decision regarding the Exchange Offer.

          You must make your own decision whether to tender your Convertible Notes in the Exchange Offer, and, if so, the amount of your Convertible Notes to tender. Neither we, the dealer managers, the information and exchange agent nor any other person is making any recommendation as to whether or not you should tender your Convertible Notes for exchange in the Exchange Offer.

          We are not asking you for a proxy and you are requested not to send us a proxy.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE JOINT DEALER MANAGERS FOR THE EXCHANGE OFFER ARE:

BofA Merrill Lynch	Citi	J.P. Morgan

The date of this prospectus is                        , 2010

        You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

        We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to Alexandria Real Estate Equities, Inc., Attention: Corporate Secretary, 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Telephone: (626) 578-0777. In order to obtain timely delivery, you must request the information no later than June 4, 2010, which is five business days before the Expiration Date.

i

CAUTIONARY NOTE FOR FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus and the information incorporated by reference in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements." These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "forecast," "outlook," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," "guidance" or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements has been included in the section entitled "Risk Factors." We undertake no obligation, and we disclaim any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC's website (http://www.sec.gov) or through our web site (http://www.labspace.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this

ii

prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 1, 2010.

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2010.

  •
  Our Current Report on Form 8-K, as filed with the SEC on April 29, 2010;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, as filed with the SEC on April 30, 2010.

  •
  The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 14, 1997, including any amendments or reports filed for the purpose of updating such description.

        All documents that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we complete the Exchange Offer, including any documents filed between the date of this prospectus and the date on which the registration statement of which this prospectus forms a part is declared effective, will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of such document.

        You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document), by making such a request in writing or by telephone to the following:

Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101
Attention: Corporate Secretary
(626) 578-0777

        In order to ensure timely delivery of documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by June 4, 2010 to ensure timely delivery of the documents prior to the expiration of the Exchange Offer.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        These answers to questions that you may have as a holder of our Convertible Notes are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this prospectus in its entirety, including the section entitled "Risk Factors," as well as the information incorporated by reference in this prospectus. See "Incorporation by Reference." For further information about us, see the section of this prospectus entitled "Where You Can Find More Information."

        Except as used in "Comparison of Rights of Holders of Convertible Notes and Holders of Our Common Stock" and "Description of Our Capital Stock," as the context otherwise requires, or as otherwise specified or used in this prospectus, the terms "we," "our," "us," and "Alexandria" refer to Alexandria Real Estate Equities, Inc. and its subsidiaries.

Why are you making the Exchange Offer?

        We are making the Exchange Offer to reduce the amount of our outstanding debt and related ongoing interest expense.

What securities are being sought in the Exchange Offer?

        We are offering to exchange any and all of our Convertible Notes. As of the date of this prospectus, $240,000,000 aggregate principal amount of Convertible Notes were outstanding.

What will I receive in the Exchange Offer if I tender my Convertible Notes and they are accepted?

        For each $1,000 principal amount of Convertible Notes that you validly tender as part of the Exchange Offer and we accept for exchange, you will receive the following:

  •
  24.1546 shares of our common stock;

  •
  a cash payment of $180.00; and

  •
  accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

        We will not issue fractional shares of our common stock in the Exchange Offer. Instead, we will pay cash for all fractional shares on the applicable settlement date based upon the closing price per share of our common stock on the business day immediately preceding the Expiration Date. See "The Exchange Offer—Fractional Shares."

        Your right to receive the Convertible Notes Offer Consideration in the Exchange Offer is subject to all of the conditions set forth in this prospectus and the related letter of transmittal.

How does the Convertible Notes Offer Consideration I will receive if I tender my Convertible Notes compare to the payments I would receive on the Convertible Notes if I do not exchange now?

        If you do not tender Convertible Notes for exchange pursuant to the Exchange Offer, you will continue to receive interest payments at an annual rate of 8.00% in accordance with the terms of the Convertible Notes. Interest payments are made on April 15 and October 15 of each year until April 15, 2029, or until such earlier time as the Convertible Notes are redeemed, repurchased or purchased by us or converted into common stock. You will also continue to have the right to convert your Convertible Notes into common stock in accordance with their terms. If you do not tender your Convertible Notes for exchange in the Exchange Offer, however, you will not be entitled to receive the Convertible Notes Cash Payment to be made in connection with the Exchange Offer.

What other rights will I lose if I exchange my Convertible Notes in the Exchange Offer?

        If you validly tender your Convertible Notes and we accept them for exchange, you will lose the rights of a holder of such Convertible Notes. For example, you would lose the right to receive interest and principal payments on the Convertible Notes. In addition, you will not have the right to require us at your option to repurchase all or a portion of your Convertible Notes on April 15, 2014, April 15, 2019 and April 15, 2024. You would also lose your rights as a creditor of Alexandria. A holder of Convertible Notes participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. These risks may be different from and greater than those associated with holding the Convertible Notes.

May I exchange only a portion of the Convertible Notes that I hold?

        Yes. You do not have to exchange all of your Convertible Notes to participate in the Exchange Offer. However, you may only tender your Convertible Notes for exchange in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

If the Exchange Offer is consummated and I do not participate or I do not exchange all of my Convertible Notes, how will my rights and obligations under my remaining outstanding Convertible Notes be affected?

        The terms of your Convertible Notes that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

Will you exchange all validly tendered Convertible Notes?

        Subject to the terms and conditions of the Exchange Offer, we will exchange all validly tendered Convertible Notes.

How will the Exchange Offer affect the trading market for the Convertible Notes that are not exchanged?

        If a sufficiently large principal amount of Convertible Notes do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of Convertible Notes. See "Risk Factors—If the Exchange Offer is consummated, there may be less liquidity in the market for non-tendered Convertible Notes, and the market price for non-tendered Convertible Notes may therefore decline."

What do you intend to do with the Convertible Notes that are exchanged in the Exchange Offer?

        Convertible Notes accepted for exchange by us in the Exchange Offer will be cancelled.

Are you making a recommendation regarding whether I should participate in the Exchange Offer?

        None of us, our board of directors, the dealer managers, the information and exchange agent or Wilmington Trust Company, as trustee under the indenture pursuant to which the Convertible Notes were issued, is making any recommendation regarding whether you should tender or refrain from tendering your Convertible Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Convertible Notes for exchange in the Exchange Offer and, if so, the principal amount of Convertible Notes to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled "Risk Factors," and the other documents incorporated by reference in this prospectus.

Will the common stock to be issued in the Exchange Offer be freely tradable?

        Yes. Generally, the common stock you receive in the Exchange Offer will be freely tradable, unless you are considered an "affiliate" of ours, as that term is defined in the Securities Act. Our common stock is listed on the New York Stock Exchange under the symbol "ARE," and we expect that the shares of our common stock to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance. For more information regarding the market for our common stock, see the section of this prospectus entitled "Price Range of Common Stock and Dividends."

What are the conditions to the Exchange Offer?

        The Exchange Offer is conditioned upon:

  •
  the effectiveness of the registration statement of which this prospectus forms a part; and

  •
  the other conditions described in "The Exchange Offer—Conditions to the Exchange Offer."

        The Exchange Offer is not conditioned upon any minimum amount of Convertible Notes being surrendered for exchange. We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived for the Exchange Offer, we will not complete the Exchange Offer.

Will limitations on ownership of Alexandria's common stock apply?

        Yes. Our charter provides for an ownership limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of our stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter. For further information regarding the ownership limitation and the consequences of exceeding it, see "Description of Our Capital Stock—Restrictions on Ownership and Transfer." It is a condition to our acceptance of a holder's Convertible Notes for exchange that the amount of common stock such person will receive as a result of the Exchange Offer, when combined with other stock held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the number of shares of stock held by a person to exceed the ownership limitation. In particular instances, and in our absolute discretion, we may waive the ownership condition in whole or in part.

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of Convertible Notes?

        If the market price of our common stock declines, the market value of the shares of common stock you would receive in the exchange for your Convertible Notes will also decline. The number of shares of common stock you would receive in the Exchange Offer will not vary based on the trading price of our common stock. The trading price of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See "Risk Factors—Risks Related to the Exchange Offer—The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock."

How will you fund the cash portion of the Convertible Notes Offer Consideration?

        Assuming the Exchange Offer is fully subscribed, we will need approximately $43.2 million in cash to fund the cash portion of the Convertible Notes Offer Consideration. We will borrow from our unsecured line of credit to make these payments.

When does the Exchange Offer expire?

        The Exchange Offer will expire at 11:59 p.m., New York City time, on June 11, 2010, unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

        We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this prospectus. During any extension of the Exchange Offer, Convertible Notes that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. We also reserve the right to terminate the Exchange Offer at any time prior to the Expiration Date if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Convertible Notes will be accepted for exchange, and any Convertible Notes that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this prospectus entitled "The Exchange Offer—Expiration Date; Extension; Termination; Amendment."

How will I be notified if the Exchange Offer is extended, amended or terminated?

        We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this prospectus entitled "The Exchange Offer—Expiration Date; Extension; Termination; Amendment."

Are the business, financial condition and results of operations of Alexandria relevant to my decision to tender in the Exchange Offer?

        Yes. The price of each of our common stock and the Convertible Notes is closely linked to our business, financial condition and results of operations. For more information on the accounting treatment of the Exchange Offer, see the section of this prospectus entitled "The Exchange Offer—Accounting Treatment."

What risks should I consider in deciding whether or not to tender my Convertible Notes?

        In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Convertible Notes and our common stock that are described in the section of this prospectus entitled "Risk Factors," and the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax considerations of my participating in the Exchange Offer?

        Please see the section of this prospectus entitled "Material United States Federal Income Tax Considerations." You should consult your tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

Are any Convertible Notes held by your directors or executive officers?

        No. To our knowledge, none of our directors or executive officers hold Convertible Notes. See the section of this prospectus entitled "Interests of Directors and Executive Officers."

Will you receive any cash proceeds from the Exchange Offer?

        No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my Convertible Notes for exchange in the Exchange Offer?

        If your Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct him, her or it to tender your Convertible Notes on your behalf. If you are a participant of the Depository Trust Company ("DTC"), you may electronically transmit your acceptance through DTC's Automated Tender Offer Program ("ATOP"). See the sections of this prospectus entitled "The Exchange Offer—Procedures for Tendering Convertible Notes" and "The Exchange Offer—Book-Entry Transfer."

        For further information on how to tender Convertible Notes, contact the information and exchange agent at the telephone number set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

What happens if some or all of my Convertible Notes are not accepted for exchange?

        If we decide not to accept some or all of your Convertible Notes because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the Convertible Notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer for those Convertible Notes by book entry transfer to your account at DTC.

Until when may I withdraw Convertible Notes previously tendered for exchange?

        If not previously returned, you may withdraw Convertible Notes that were previously tendered for exchange at any time until the Expiration Date. In addition, you may withdraw any Convertible Notes that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer, if such Convertible Notes have not been previously returned to you. For more information, see the section of this prospectus entitled "The Exchange Offer—Withdrawal Rights."

How do I withdraw Convertible Notes previously tendered for exchange in the Exchange Offer?

        For a withdrawal to be effective, the information and exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date. For more information regarding the procedures for withdrawing these Convertible Notes, see the section of this prospectus entitled "The Exchange Offer—Withdrawal Rights."

Will I have to pay any fees or commissions if I tender my Convertible Notes for exchange in the Exchange Offer?

        You will not be required to pay any fees or commissions to us, the dealer managers or the information and exchange agent in connection with the Exchange Offer. However, if your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

        If you have questions about the terms of the Exchange Offer, please contact the joint dealer managers. If you have questions regarding the procedures for tendering Convertible Notes in the Exchange Offer or require assistance in tendering your Convertible Notes, please contact the information and exchange agent. The contact information for the joint dealer managers and the information and exchange agent are set forth on the back cover page of this prospectus. See also "Where You Can Find More Information."

SUMMARY

        The following summary contains basic information about us and the Exchange Offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading "Risk Factors" in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Note for Forward-Looking Statements."

Alexandria Real Estate Equities, Inc.

        We are a Maryland corporation formed in October 1994 that has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes. We are the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, selective redevelopment, development, and acquisition of properties containing life science laboratory space. We are the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry. Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and translational entities, as well as government agencies. Our operating platform is based on the principle of "clustering," with assets and operations located in key life science markets.

        As of March 31, 2010, we had 161 properties approximating 12.7 million rentable square feet consisting of 156 properties approximating 11.8 million rentable square feet (including spaces undergoing active redevelopment) and five properties undergoing ground-up development approximating 865,000 rentable square feet. As of that date, our properties were approximately 94.0% leased, excluding spaces at properties undergoing a permanent change in use to life science laboratory space through redevelopment, including the conversion of single-tenancy space to multi-tenancy space or multi-tenancy space to single-tenancy space. Our primary sources of revenues are rental income and tenant recoveries from leases of our properties. The comparability of financial data from period to period is affected by the timing of our property development, redevelopment, and acquisition activities. The address of the Company's principal executive offices is 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101. The Company's telephone number is (626) 578-0777.

Purpose of the Exchange Offer

        We are making the Exchange Offer to reduce the amount of our outstanding debt and related ongoing interest expense.

Sources of Payment of the Convertible Notes Offer Consideration

        Assuming the Exchange Offer is subscribed in full, we will need approximately $43.2 million in cash to fund the cash portion of the Convertible Notes Offer Consideration. We will borrow from our unsecured line of credit to make these payments. The shares of our common stock to be issued in the Exchange Offer are available from our authorized but unissued shares of common stock.

Summary Terms of the Exchange Offer

        The material terms of the Exchange Offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this prospectus entitled "The Exchange Offer," "Comparison of Rights of Holders of Convertible Notes and Holders of Our Common Stock" and "Description of Our Capital Stock."

Offeror	Alexandria Real Estate Equities, Inc.
Convertible Notes Subject to the Exchange Offer	We are making the Exchange Offer for our 8.00% Senior Convertible Notes due 2029.
The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, any and all of our outstanding Convertible Notes for the following consideration per $1,000 principal amount of Convertible Notes: (i) 24.1546 shares of our common stock; (ii) a cash payment of $180.00; and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

The Convertible Notes are currently convertible into shares of our common stock at a conversion rate of 24.1546 shares of our common stock per $1,000 principal amount of Convertible Notes, or a conversion price of approximately $41.40 per share of our common stock. The Exchange Offer allows current holders of Convertible Notes to receive the same number of shares of our common stock as they would receive upon conversion of the Convertible Notes, plus the Convertible Notes Cash Payment and the accrued and unpaid interest.

Fractional Shares

We will not issue fractional shares of our common stock in the Exchange Offer. Instead, we will pay cash for all fractional shares on the applicable settlement date based upon the closing price per share of our common stock on the business day immediately preceding the Expiration Date. See "The Exchange Offer—Fractional Shares."

Accrued and Unpaid Interest on Convertible Notes	The Convertible Notes Offer Consideration includes accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.
Purpose of the Exchange Offer	The purpose of the Exchange Offer is to reduce the amount of our outstanding debt and related ongoing interest expense.

Expiration Date

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 11, 2010, unless extended or earlier terminated by us (we refer to such date and time for the Exchange Offer, as may be extended, as the "Expiration Date"). We, in our sole discretion, may extend the Expiration Date for the Exchange Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. See "The Exchange Offer—Expiration Date; Extension; Termination; Amendment."

Withdrawal; Non-Acceptance

You may withdraw Convertible Notes tendered in the Exchange Offer at any time prior to the Expiration Date. In addition, if not previously returned, you may withdraw any Convertible Notes tendered in the Exchange Offer that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. To withdraw previously-tendered Convertible Notes, you are required to submit a notice of withdrawal to the information and exchange agent in accordance with the procedures described herein and in the letter of transmittal.

If we decide for any reason not to accept any Convertible Notes tendered for exchange, the Convertible Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer.

Any withdrawn or unaccepted Convertible Notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered Convertible Notes, see "The Exchange Offer—Withdrawal Rights."

Settlement Date

We will issue shares of our common stock and make the related cash payments that are part of the Convertible Notes Offer Consideration. in exchange for tendered Convertible Notes that are accepted for exchange promptly after the Expiration Date.

Holders Eligible to Participate in the Exchange Offer	All holders of the Convertible Notes are eligible to participate in the Exchange Offer. See "The Exchange Offer—Terms of the Exchange Offer."
Conditions to the Exchange Offer	The Exchange Offer is conditioned upon:
• the effectiveness of the registration statement of which this prospectus forms a part; and
• the other conditions described in "The Exchange Offer—Conditions to the Exchange Offer."
The Exchange Offer is not conditioned upon any minimum amount of Convertible Notes being surrendered for exchange.

Ownership Limitations

Our charter prohibits, with certain exceptions, direct or constructive ownership of shares of our stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter. For a more complete description of the ownership limitation and the consequences of exceeding it, see "Description of Our Capital Stock—Restrictions on Ownership and Transfer." It is a condition to our acceptance of a holder's Convertible Notes for exchange that the amount of common stock such person will receive as a result of the Exchange Offer, when combined with other stock held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the number of shares of stock held by a person to exceed the ownership limitation. In particular instances, and in our absolute discretion, we may waive the ownership condition in whole or in part.

Procedure for Tendering Convertible Notes

If your Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct him, her or it to tender your Convertible Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC's ATOP. See "The Exchange Offer—Procedures for Tendering Convertible Notes" and "The Exchange Offer—Book-Entry Transfer."

For further information on how to tender Convertible Notes, contact the information and exchange agent at the telephone number set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination

We have the right to terminate or withdraw, in our sole discretion, the Exchange Offer at any time and for any reason if the conditions to the Exchange Offer are not met by the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Convertible Notes pursuant to the Exchange Offer. In any such event, the Convertible Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See "The Exchange Offer—Expiration Date; Extension; Termination; Amendment."

Consequences of Failure to Exchange Convertible Notes

Convertible Notes not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer and will continue to accrue interest in accordance with their terms. If a sufficiently large aggregate principal amount of Convertible Notes does not remain outstanding after the Exchange Offer, the trading market for the remaining Convertible Notes may be less liquid. See "The Exchange Offer—Consequences of Failure to Exchange Convertible Notes in the Exchange Offer."

Material United States Federal Income Tax Considerations

The exchange of Convertible Notes for the Convertible Notes Offer Consideration should be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, holders of Convertible Notes should not recognize loss but may recognize gain on the exchange for U.S. federal income tax purposes. For further discussion see "Material United States Federal Income Tax Considerations—Taxation of the Exchange of Convertible Notes."

Brokerage Commissions

No brokerage commissions are payable by the holders of the Convertible Notes to the dealer managers, the information and exchange agent or us. If your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.
No Appraisal Rights	Holders of Convertible Notes have no appraisal rights in connection with the Exchange Offer.

Risk Factors

Your decision whether to participate in the Exchange Offer and to exchange your Convertible Notes for the Convertible Notes Offer Consideration. will involve risk. You should be aware of and carefully consider the risk factors set forth in "Risk Factors," along with all of the other information provided or referred to in this prospectus and the documents incorporated by reference herein, before deciding whether to participate in the Exchange Offer.

The Convertible Notes are not listed for trading on any national securities exchange. We urge you to consult with your bank, broker or financial advisor in order to obtain information regarding the market prices for the Convertible Notes before deciding whether to participate in the Exchange Offer.

Our common stock is traded on The New York Stock Exchange under the symbol "ARE." The last reported sale price of our common stock on May 10, 2010 was $69.76 per share. We expect that the common stock to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Dealer Managers	The joint dealer managers are Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
Information and Exchange Agent	D.F. King & Co., Inc. is serving as information and exchange agent in connection with the Exchange Offer.
Further Information

If you have questions about the terms of the Exchange Offer, please contact the joint dealer managers. If you have questions regarding the procedures for tendering Convertible Notes in the Exchange Offer or require assistance in tendering your Convertible Notes, please contact the information and exchange agent. The contact information for the joint dealer managers and the information and exchange agent are set forth on the back cover page of this prospectus. See also "Where You Can Find More Information."

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the following factors relating to our common stock and the Exchange Offer in addition to the other information contained and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 and in other documents that we may file with the SEC prior to completion of this Exchange Offer, all of which are incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer which in turn could affect the trading price of our common stock.

Risks Related to the Exchange Offer

The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        The market price for our common stock has varied between a high of $75.18 (in April 2010) and a low of $30.33 (in July 2009) during the period from January 1, 2009 through May 10, 2010. This volatility may affect the price at which you could sell the common stock you receive in the Exchange Offer, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, variations in our quarterly operating results from expectations of securities analysts or investors; downward revisions in securities analysts' estimates; and announcement by us or our competitors of significant acquisitions, joint ventures or capital commitments or other material developments.

The sale of substantial amounts of common stock, including the sale of common stock issued in the Exchange Offer, could cause the market price of our common stock to decline.

        We may issue up to 5,797,104 shares of common stock in the Exchange Offer, which is approximately 13% of the 44,299,146 shares of common stock outstanding as of May 10, 2010. The sale of substantial amounts of our common stock, or the perception that such sales could occur, could cause the market price of our common stock to decline. Further, the increase in the number of shares of our outstanding common stock resulting from the Exchange Offer could reduce the amount of our earnings per share which may also negatively affect the market price of our common stock.

Upon consummation of the Exchange Offer, holders who tender their Convertible Notes in exchange for the Convertible Notes Offer Consideration will lose their rights under the Convertible Notes exchanged in the Exchange Offer, including their rights to future interest or cash distributions and principal payment, their repurchase and conversion rights and their rights as creditors of Alexandria.

        If you tender your Convertible Notes in exchange for the Convertible Notes Offer Consideration pursuant to the Exchange Offer, you will be giving up all of your rights as a holder of those Convertible Notes, including your right to future interest and principal payments and your repurchase and conversion rights. See "Comparison of Rights of Holders of Convertible Notes and Holders of Our Common Stock." You will also cease to be a creditor of Alexandria. Any shares of common stock that are issued upon exchange of the Convertible Notes tendered in the Exchange Offer will be, by definition, junior to claims of Alexandria's creditors and its preferred stockholders. A holder of Convertible Notes participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. These risks may be different from and greater than those associated with holding the Convertible Notes.

Future issuances of our common stock in the public market could lower the market price for our common stock.

        In the future, we may issue additional common stock or securities convertible into common stock to raise capital, finance acquisitions or retire debt, including Convertible Notes not exchanged in the Exchange Offer. In addition, a significant number of shares of our common stock are reserved for issuance upon the exercise of stock options and upon conversion of other outstanding securities. We cannot predict the effect, if any, that future issuances may have on the market price for our common stock. Any such issuances could reduce our earnings per share. The issuance and sale of substantial amounts of common stock or securities convertible into common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital.

Certain provisions of our charter and bylaws may delay or prevent transactions that may be deemed to be desirable to our stockholders.

        As authorized by Maryland law, our charter allows our board of directors to cause us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock without any stockholder approval. Our board of directors could establish a series of preferred stock that could delay, defer or prevent a transaction that might involve a premium price for our common stock or for other reasons be desired by our common stockholders or that have a dividend preference which may adversely affect our ability to pay dividends on our common stock.

        Our charter permits the removal of a director only upon the affirmative vote of holders of at least a majority of the votes entitled to be cast generally in the election of directors, and our bylaws require advance notice of a stockholder's intention to nominate directors or to present other business for consideration by stockholders at an annual meeting of our stockholders. Our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or change in control that involves a premium price for our common stock or that for other reasons may be desired by our stockholders.

The number of shares of common stock issuable as part of the Convertible Notes Offer Consideration is fixed and will not be adjusted. The market price of our common stock may fluctuate, and you cannot be sure of the market value of the common stock issued in the Exchange Offer.

        Upon completion of the Exchange Offer, each holder that validly tenders Convertible Notes will receive, for each $1,000 principal amount of Convertible Notes, 24.1546 shares of common stock, a cash payment of $180.00 and accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date for the Exchange Offer, payable in cash. The number of shares of common stock issuable in the Exchange Offer will not be adjusted due to any increases or decreases in the market price of our common stock or the Convertible Notes. The value of the common stock received in the Exchange Offer will depend upon the market price of our common stock on the settlement date. The trading price of the common stock will likely be different on the settlement date from the trading price as of the date the Exchange Offer commences or as of the date you tender your Convertible Notes for exchange because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which are not be within our control. Accordingly, holders of the Convertible Notes will not know the exact market value of the common stock that will be issued in connection with the Exchange Offer.

        We may extend the Exchange Offer, during which time the market value of our common stock will fluctuate. Promptly following our acceptance of the Convertible Notes tendered in the Exchange Offer, we will issue the common stock as part of the Convertible Notes Offer Consideration, during which time the market value of our common stock will also fluctuate.

Our board of directors has not made a recommendation as to whether you should tender your Convertible Notes in exchange for the Convertible Notes Offer Consideration in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of the Convertible Notes.

        Our board of directors has not made, and will not make, any recommendation as to whether holders of the Convertible Notes should tender their Convertible Notes in exchange for the Convertible Notes Offer Consideration pursuant to the Exchange Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Convertible Notes for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer.

Failure to complete the Exchange Offer successfully could negatively affect the market prices of our common stock and Convertible Notes.

        Several conditions must be satisfied or waived in order to complete the Exchange Offer, including, among others, that there has not been any development that in our reasonable judgment may materially impair the contemplated benefits to us of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our businesses, operations, properties, condition, assets, liabilities or prospects. See "The Exchange Offer—Conditions to the Exchange Offer." The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

        If the Exchange Offer is not completed or is delayed, we may be subject to the risk that the market prices of our common stock and Convertible Notes may decline to the extent that the current market prices of our common stock and Convertible Notes reflect a market assumption or expectation that the Exchange Offer has been or will be completed.

If the Exchange Offer is consummated, there may be less liquidity in the market for non-tendered Convertible Notes, and the market price for non-tendered Convertible Notes may therefore decline.

        If the Exchange Offer is consummated, the number of outstanding Convertible Notes will be reduced, which may adversely affect the liquidity of non-tendered Convertible Notes. An issue of securities with a small float generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Convertible Notes that are not validly tendered in the Exchange Offer may be adversely affected. The reduced float also may tend to make the trading prices of the Convertible Notes that are not exchanged more volatile.

USE OF PROCEEDS

        We will not receive any cash proceeds from the Exchange Offer.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2010 on an actual basis and as adjusted to give effect to the consummation of the Exchange Offer assuming all outstanding Convertible Notes we are offering to exchange in the Exchange Offer are exchanged for the Convertible Notes Offer Consideration, and reflecting the estimated expenses of the Exchange Offer.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements, which are incorporated by reference in this prospectus.

	As of March 31, 2010
(Dollars in thousands, except per share amounts)	Actual	As Adjusted
Debt:
Secured notes payable(1)	$884,839	$884,839
Unsecured line of credit and unsecured term loan	1,291,000	1,334,200
Unsecured convertible notes(2)	586,975	369,961
Alexandria Real Estate Equities, Inc. stockholders' equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized;
5,185,500 shares of 8.375% Series C Cumulative Redeemable Preferred Stock issued and outstanding on a historical and pro forma basis; $25.00 liquidation value	129,638	129,638
10,000,000 shares of 7.00% Series D Cumulative Convertible Preferred Stock issued and outstanding on a historical and pro forma basis; $25.00 liquidation value	250,000	250,000
Common stock, $0.01 par value per share; 100,000,000 shares authorized; 43,919,968 and 49,717,072 shares issued and outstanding on a historical and pro forma basis(3)	439	497
Excess stock, $0.01 par value per share; 200,000,000 shares authorized; 0 shares issued and outstanding on a historical and pro forma basis	—	—
Additional paid-in capital	1,987,512	2,153,608
Accumulated other comprehensive loss(4)	(26,990)	(26,990)

Total capitalization	$5,103,413	$5,095,753

(1)
Includes unamortized discount of $2.2 million as of March 31, 2010.

(2)
Includes unamortized discount of $37.7 million and $14.7 million as of March 31, 2010 on a historical and as adjusted basis, respectively.

(3)
The information presented does not include 576,426 shares of our common stock that we have reserved for issuance under our Amended and Restated 1997 Stock Award and Incentive Plan and 107,450 options to purchase shares of our common stock, all of which were exercisable and outstanding as of March 31, 2010.

(4)
Accumulated other comprehensive loss consists of $7,617,000 of unrealized gains on marketable securities, $49,016,000 of unrealized losses on interest rate hedge agreements and $14,409,000 of unrealized gains on foreign currency translation.

SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated financial data for each of the fiscal years ended December 31, 2005 through 2009 and for the three months ended March 31, 2009 and 2010. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and current reports filed by us with the SEC. See "Where You Can Find More Information." The historical financial information presented may not be indicative of our future performance. Certain amounts for the periods prior to 2010 presented below have been reclassified to conform to the presentation of our consolidated financial statements for the three months ended March 31, 2010.

	Year Ended December 31,					Three Months Ended March 31,
	2009(1)	2008(2)	2007(3)	2006	2005	2010	2009(4)
	(Dollars in thousands, except per share amounts)
Operating Data:
Total revenue	$483,549	$455,735	$392,268	$297,376	$218,130	$116,487	$131,559
Total expenses	358,738	354,308	315,792	231,532	166,220	88,429	93,293
Gain on early extinguishment of debt	11,254	—	—	—	—	—	—

Income from continuing operations	136,065	101,427	76,476	65,844	51,910	28,058	38,266
Income from discontinued operations, net	5,583	18,670	13,504	9,859	12,157	727	2,983

Net income	141,648	120,097	89,980	75,703	64,067	28,785	41,249
Net income attributable to noncontrolling interests	7,047	3,799	3,669	2,287	634	935	875
Dividends on preferred stock	28,357	24,225	12,020	16,090	16,090	7,089	7,089
Preferred stock redemption charge	—	—	2,799	—	—	—	—
Net income attributable to unvested restricted stock awards	1,270	1,327	1,075	873	540	219	517

Net income attributable to Alexandria Real Estate Equities, Inc.'s common stockholders	$104,974	$90,746	$70,417	$56,453	$46,803	$20,542	$32,768

Earnings per share attributable to Alexandria Real Estate Equities, Inc.'s common stockholders—basic
Continuing operations	$2.58	$2.29	$1.92	$1.86	$1.66	$0.45	$0.92
Discontinued operations, net	0.14	0.58	0.45	0.39	0.57	0.02	0.09

Earnings per share—basic	$2.72	$2.877	$2.37	$2.25	$2.23	$0.47	$1.01

Earnings per share attributable to Alexandria Real Estate Equities, Inc.'s common stockholders—diluted
Continuing operations	$2.58	$2.288	$1.91	$1.85	$1.63	$0.45	$0.92
Discontinued operations, net	0.14	0.58	0.45	0.38	0.57	0.02	0.09

Earnings per share—diluted	$2.72	$2.86	$2.36	$2.23	$2.20	$0.47	$1.01

Weighted average shares of common stock outstanding
Basic	38,586,909	31,653,829	29,668,231	25,102,200	20,948,915	43,821,765	32,478,671

Diluted	38,600,069	31,765,055	29,832,013	25,342,048	21,239,080	43,857,513	32,498,107

Cash dividends declared per share of common stock	$1.85	$3.18	$3.04	$2.86	$2.72	$0.35	$0.80

(1)
For the year ended December 31, 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco and we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million (par value) of certain of our 3.70% unsecured convertible notes.

(2)
For the year ended December 31, 2008, we recognized additional rental income aggregating $11.3 million related to a modification of a lease and a write-off of deferred rent and non-cash impairment charges aggregating $17.9 million. The non-cash impairment charges consisted of $4.6 million related to two properties and $13.3 million for other-than-temporary declines in the fair market value of certain investments.

(3)
For the year ended December 31, 2007, we recorded a charge of approximately $2.8 million for costs related to the redemption of our series B cumulative redeemable preferred stock.

(4)
For the three months ended March 31, 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco.

	Year Ended December 31,					Three Months Ended March 31,
	2009(1)	2008(2)	2007(3)	2006	2005	2010	2009(4)
	(Dollars in thousands, except per share amounts)
Balance Sheet Data (at year end):
Rental properties, net	$3,383,308	$3,215,723	$3,057,294	$2,663,088	$1,662,905	$3,399,306	$3,230,710
Land held for future development	$255,025	$109,478	$89,621	$63,163	$12,615	$294,631	$109,561
Construction in progress	$1,400,795	$1,398,895	$1,143,314	$596,331	$442,636	$1,326,865	$1,452,434
Investment in unconsolidated real estate entity	$—	$—	$—	$—	$—	$34,421	$—
Total assets	$5,457,227	$5,132,077	$4,641,245	$3,617,477	$2,362,450	$5,468,534	$5,242,175
Total debt	$2,746,946	$2,938,108	$2,750,648	$2,024,866	$1,406,666	$2,762,814	$2,830,262
Total liabilities	$3,051,148	$3,357,014	$3,025,502	$2,208,348	$1,512,535	$3,069,353	$3,199,678
Redeemable noncontrolling interests	$41,441	$33,963	$35,342	$20,132	$20,115	$17,490	$32,887
Alexandria Real Estate Equities, Inc.'s stockholders' equity	$2,323,408	$1,700,010	$1,540,219	$1,351,652	$829,800	$2,340,599	$1,968,706
Noncontrolling interests	$41,230	$41,090	$40,182	$37,345	$—	$41,092	$40,904
Total equity	$2,364,638	$1,741,100	$1,580,401	$1,388,997	$829,800	$2,381,691	$2,009,610

Reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.'s common stockholders to funds from operations attributable to Alexandria Real Estate Equities, Inc.'s common stockholders

Net income attributable to Alexandria Real Estate Equities, Inc.'s common stockholders	$104,974	$90,746	$70,417	$56,453	$46,803	$20,542	$32,768
Add:
Depreciation and amortization(5)	118,508	108,743	97,335	74,039	55,416	29,738	31,446
Net income attributable to noncontrolling interests	7,047	3,799	3,669	2,287	634	935	875
Net income attributable to unvested restricted stock awards	1,270	1,327	1,075	873	540	219	517
Subtract:
Gain on sales of property(6)	(2,627)	(20,401)	(7,976)	(59)	(36)	(24)	(2,234)
FFO attributable to noncontrolling interests	(3,843)	(4,108)	(3,733)	(1,928)	(668)	(1,098)	(1,077)
FFO attributable to unvested restricted stock awards	(2,694)	(2,596)	(2,418)	(2,006)	(1,171)	(530)	(966)

Subtotal	222,635	177,510	158,369	129,659	101,518	49,782	61,329
Add:
Assumed conversion of 8.00% Unsecured Convertible Notes	11,943	—	—	—	—	4,194	—
Effect of dilutive securities and assumed conversion attributable to unvested restricted stock	118	9	13	19	16	4	—

FFO attributable to Alexandria Real Estate Equities, Inc.'s common stockholders assuming effect of dilutive securities and assumed conversion(7)	$234,696	$177,519	$158,382	$129,678	$101,534	$53,980	$61,329

Other Data:
Cash provided by operating activities	$205,950	$255,837	$188,031	$125,641	$123,970	$51,134	$54,775
Cash used in investing activities	$(409,923)	$(494,933)	$(949,253)	$(961,636)	$(433,645)	$(80,808)	$(108,745)
Cash provided by financing activities	$203,440	$302,227	$766,304	$835,032	$310,428	$30,026	$108,090
Number of properties at period end	162	165	174	163	134	161	163
Rentable square feet of properties at period end	12,746,086	12,641,862	13,833,142	12,968,083	9,530,971	12,675,439	12,793,644
Occupancy including redevelopment properties at period end	89%	90%	88%	88%	88%	89%	90%
Occupancy of operating properties at period end	94%	95%	94%	93%	93%	94%	94%

(1)
For the year ended December 31, 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco and we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million (par value) of certain of our 3.70% unsecured convertible notes.

(2)
For the year ended December 31, 2008, we recognized additional rental income aggregating $11.3 million related to a modification of a lease and a write-off of deferred rent and non-cash impairment charges aggregating $17.9 million. The non-cash impairment charges consisted of $4.6 million related to two properties and $13.3 million for other-than-temporary declines in the fair market value of certain investments.

(3)
For the year ended December 31, 2007, we recorded a charge of approximately $2.8 million for costs related to the redemption of our series B preferred stock.

(4)
For the three months ended March 31, 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco.

(5)
Includes depreciation and amortization on assets "held for sale" reflected as discontinued operations for the periods prior to when such assets were classified as "held for sale."

(6)
Gain on sales of property is included in the consolidated statements of income in income from discontinued operations, net.

(7)
GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") established the measurement tool of FFO. Since its introduction, FFO has become a widely used non-GAAP financial measure by REITs. We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the "White Paper") and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a relevant and widely used measure of operating performance for REITs, it should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. For a more detailed discussion of FFO, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from operations" in our Annual Report on Form 10-K for the year ended December 31, 2009.

THE EXCHANGE OFFER

No Recommendation

        NONE OF ALEXANDRIA OR ITS BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE INFORMATION AND EXCHANGE AGENT MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY CONVERTIBLE NOTES OR REFRAIN FROM TENDERING CONVERTIBLE NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER CONVERTIBLE NOTES IN THE EXCHANGE OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF CONVERTIBLE NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Purpose of the Exchange Offer

        The purpose of the Exchange Offer is to reduce the amount of our outstanding debt and related ongoing interest expense.

Terms of the Exchange Offer

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, any and all of our outstanding Convertible Notes for the following consideration per $1,000 principal amount of Convertible Notes: (i) 24.1546 shares of our common stock; (ii) a cash payment of $180.00; and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date for the Exchange Offer, payable in cash.

        The Convertible Notes are currently convertible into shares of our common stock at a conversion rate of 24.1546 shares of our common stock per $1,000 principal amount of Convertible Notes, or a conversion price of approximately $41.40 per share of our common stock. The Exchange Offer allows current holders of Convertible Notes to receive the same number of shares of our common stock as they would receive upon conversion of the Convertible Notes, plus the Convertible Notes Cash Payment and the accrued and unpaid interest.

        We will issue shares of our common stock and make the related cash payments that are part of the Convertible Notes Offer Consideration in exchange for tendered Convertible Notes that are accepted for exchange promptly after the Expiration Date. We will not issue fractional shares of our common stock in the Exchange Offer. See "—Fractional Shares" below. As used in this prospectus, "settlement date" means the date that shares of our common stock are issued and the other applicable offer consideration is paid upon exchange of the Convertible Notes pursuant to the Exchange Offer.

        This prospectus and the letter of transmittal are being sent to all registered holders of Convertible Notes. There will be no fixed record date for determining registered holders of Convertible Notes entitled to participate in the Exchange Offer. The Convertible Notes may be tendered only in a principal amount of $1,000 and integral multiples of $1,000. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered.

        Any Convertible Notes that are accepted for exchange in the Exchange Offer will be cancelled and retired. Convertible Notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered Convertible Notes are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, all unaccepted Convertible Notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

        Our obligation to accept Convertible Notes tendered pursuant to the Exchange Offer is limited by the conditions listed below under "—Conditions to the Exchange Offer." We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

        Holders who tender Convertible Notes in the Exchange Offer will not be required to pay brokerage commissions or fees to the dealer managers, the information and exchange agent or us. If your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the letter of transmittal, holders who tender Convertible Notes in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of Convertible Notes. It is important that you read "—Fees and Expenses" and "—Transfer Taxes" below for more details regarding fees and expenses and transfer taxes relating to the Exchange Offer.

        We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Convertible Notes that are not exchanged in the Exchange Offer will remain outstanding. See "—Consequences of Failure to Exchange Convertible Notes in the Exchange Offer." Holders of Convertible Notes do not have any appraisal or dissenters' rights under such instruments or otherwise in connection with the Exchange Offer.

        We shall be deemed to have accepted for exchange properly tendered Convertible Notes when we have given oral or written notice of the acceptance to the information and exchange agent. The information and exchange agent will act as agent for the holders of Convertible Notes who tender their Convertible Notes in the Exchange Offer for the purposes of receiving the Convertible Notes Offer Consideration from us and delivering the Convertible Notes Offer Consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Convertible Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

Fractional Shares

        We will not issue any fractional shares upon exchange of Convertible Notes pursuant to the Exchange Offer. If any fractional share of common stock otherwise would be issuable upon the exchange of any Convertible Notes, we will pay the exchanging holder an amount equal to such fractional share multiplied by the closing price per share of our common stock on the NYSE on the last business day immediately preceding the Expiration Date.

Resale of Common Stock Received Pursuant to the Exchange Offer

        Shares of common stock received by holders of Convertible Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our "affiliate" within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and any requirements under applicable state securities laws.

Consequences of Failure to Exchange Convertible Notes in the Exchange Offer

        Convertible Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to be entitled to the rights and benefits their holders have under the instruments governing such Convertible Notes. The terms of the Convertible Notes will not change as a result of the Exchange Offer. The Convertible Notes are not listed on any national securities exchange and there is no established trading market for these notes.

        If a sufficiently large principal amount of Convertible Notes do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of Convertible Notes.

Expiration Date; Extension; Termination; Amendment

        The Exchange Offer will expire at 11:59 p.m., New York City time, on June 11, 2010, unless extended or earlier terminated by us. You may withdraw Convertible Notes tendered in the Exchange Offer at any time prior to the Expiration Date. You must validly tender your Convertible Notes for exchange in the Exchange Offer on or prior to the Expiration Date to receive the Convertible Notes Offer Consideration. The Expiration Date will be at least 20 business days from the commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

        We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any Convertible Notes, by giving oral or written notice to the information and exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date for the Exchange Offer. During any extension, all Convertible Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

        In addition, we reserve the right to:

  •
  terminate or amend the Exchange Offer and not to accept for exchange any Convertible Notes not previously accepted for exchange upon the occurrence of any of the events specified below under "—Conditions to the Exchange Offer" that have not been waived by us; and

  •
  amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

        If we terminate or amend the Exchange Offer, we will notify the information and exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

        In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Convertible Notes pursuant to the Exchange Offer. In any such event, the Convertible Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders at our expense.

        If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that it remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

        If we make a change in the principal amount of Convertible Notes sought or the Convertible Notes Offer Consideration, including the number of shares of our common stock or the amount of the cash payments offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering Convertible Notes

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to the Exchange Offer. A holder need not submit a letter of transmittal if the holder tenders Convertible Notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program, or ATOP. To tender Convertible Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the information and exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

        Only a holder of record of Convertible Notes may tender Convertible Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

        (1)   either:

  •
  properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, to the information and exchange agent prior to the Expiration Date; or

  •
  instruct DTC to transmit on behalf of the holder a computer-generated message to the information and exchange agent in which the holder of the Convertible Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the information and exchange agent prior to 11:59 p.m., New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

        (2)   deliver to the information and exchange agent prior to the Expiration Date confirmation of book-entry transfer of your Convertible Notes into the information and exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below.

        To be tendered effectively, the information and exchange agent must receive any physical delivery of the letter of transmittal, or a facsimile thereof, and other required documents at the address set forth on the back cover of this prospectus before the Expiration Date. To receive confirmation of valid tender of Convertible Notes, a holder should contact the information and exchange agent at the telephone number listed on the back cover of this prospectus.

        The tender of Convertible Notes by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If the letter of transmittal or any other required documents are physically delivered to the information and exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the information and exchange agent before the Expiration Date. Holders should not send the letter of transmittal to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf.

        If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Convertible Notes.

        A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the Convertible Notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) acceptance and withdrawal of tendered Convertible Notes. Our determination will be final and binding. We reserve the absolute right to reject any Convertible Notes not properly tendered or any Convertible Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of Convertible Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Convertible Notes, neither we, the dealer managers, the information and exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Convertible Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Convertible Notes received by the information and exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the information and exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

        In all cases, we will accept Convertible Notes for exchange pursuant to the Exchange Offer only after the information and exchange agent timely receives:

  •
  a timely book-entry confirmation that Convertible Notes have been transferred into the information and exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal, or a facsimile thereof, and all other required documents or a properly transmitted agent's message.

        Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal from the information and exchange agent at its offices listed on the back cover of this prospectus.

Book-Entry Transfer

        The information and exchange agent has established accounts with respect to the Convertible Notes at DTC for purposes of the Exchange Offer.

        The information and exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Convertible Notes. Any participant in DTC may make book-entry delivery of Convertible Notes by causing DTC to transfer the Convertible Notes into the information and exchange agent's relevant account in accordance with DTC's ATOP procedures for transfer.

        However, the exchange for the Convertible Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Convertible Notes into the information and exchange agent's account, and timely receipt by the information and exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the information and exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Convertible Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

No Guaranteed Delivery

        There are no guaranteed delivery procedures provided for by us in conjunction with the Exchange Offer. Holders of Convertible Notes must timely tender their Convertible Notes in accordance with the procedures set forth herein.

Withdrawal Rights

        You may withdraw your tender of Convertible Notes at any time before 11:59 p.m., New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw Convertible Notes that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the Exchange Offer. For a withdrawal to be effective, the information and exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the Convertible Notes to be withdrawn;

  •
  identify the Convertible Notes to be withdrawn, including the certificate number or numbers;

  •
  specify the principal amount of Convertible Notes to be withdrawn;

  •
  include a statement that the holder is withdrawing its election to have the Convertible Notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Convertible Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture for the Convertible Notes register the transfer of such Convertible Notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of the Convertible Notes are to be registered, if different from that of the person that tendered the Convertible Notes.

        Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Convertible Notes or otherwise comply with DTC's procedures.

        Any Convertible Notes validly withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offer. Any Convertible Notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Convertible Notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Convertible Notes" above at any time on or before 11:59 p.m., New York City time, on the Expiration Date.

Acceptance of Convertible Notes for Exchange; Delivery of the Convertible Notes Offer Consideration

        Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will promptly accept the Convertible Notes properly tendered that have not been withdrawn pursuant to the Exchange Offer and will pay the Convertible Notes Offer Consideration in exchange for such Convertible Notes promptly after the acceptance. Please refer to the section in this prospectus entitled "—Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Convertible Notes for exchange when we give notice of acceptance to the information and exchange agent.

        In all cases, we will pay the Convertible Notes Offer Consideration in exchange for Convertible Notes that are accepted for exchange pursuant to the Exchange Offer only after the information and exchange agent timely receives a book-entry confirmation of the transfer of the Convertible Notes into the information and exchange agent's account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the Exchange Offer to the contrary, the Exchange Offer is subject to the following condition that we may not waive: the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

        In addition, we will not be required to accept for exchange, or to pay the Convertible Notes Offer Consideration in exchange for, any Convertible Notes and may terminate or amend the Exchange Offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the information and exchange agent, followed by a timely press release, at any time before accepting any of the Convertible Notes for exchange, if, in our reasonable judgment:

  •
  there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under "—Purpose of the Exchange Offer") of the Exchange Offer;

  •
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

  •
  there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

  •
  there shall have occurred:

  •
  any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

  •
  any material adverse change in the price of our common stock in U.S. securities or financial markets;

  •
  a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

  •
  any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

  •
  a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

        In addition, our obligation to issue the common stock and pay the cash portion of the Convertible Notes Offer Consideration is conditioned upon our acceptance of Convertible Notes pursuant to the Exchange Offer.

        We expressly reserve the right to amend or terminate the Exchange Offer and not to accept for exchange any Convertible Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part, except as to the requirement that the registration statement be declared effective by the SEC, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

        These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum participation by holders of Convertible Notes.

Market and Trading Information

        The Convertible Notes are not listed on any securities exchange. Our common stock is traded on The New York Stock Exchange under the symbol "ARE." The last reported sale price of our common stock on May 10, 2010 was $69.76 per share. We expect that the common stock to be issued in the

Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Ownership Limitations

        Our charter provides for an ownership limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of our stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter. For further information on the ownership limitation and the consequences of exceeding it, see "Description of Our Capital Stock—Restrictions on Ownership and Transfer." It is a condition to our acceptance of a holder's Convertible Notes for exchange that the amount of common stock such person will receive as a result of the Exchange Offer, when combined with other stock held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the number of shares of stock held by a person to exceed the ownership limitation. In particular instances, and in our absolute discretion, we may waive the ownership limitation in whole or in part.

Source and Amount of Funds

        Assuming the Exchange Offer is fully subscribed, we will need approximately $43.2 million in cash to fund the cash portion of the Convertible Notes Offer Consideration. We will borrow from our unsecured line of credit to make these payments. The shares of our common stock to be issued in the Exchange Offer are available from our authorized but unissued shares of common stock.

Fees and Expenses

        We will bear the fees and expenses of soliciting tenders for the Exchange Offer, and tendering holders of Convertible Notes will not be required to pay any of our expenses for soliciting tenders in the Exchange Offer, including any fee or commission payable to the dealer managers and the fees of the information and exchange agent.

        We will pay customary fees to the dealer managers and the information and exchange agent and reimburse them for reasonable out-of-pocket expenses, and we will indemnify each of the information and exchange agent and the dealer managers against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

        If a tendering holder participates in the Exchange Offer through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Convertible Notes pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  shares of common stock are to be delivered to, or issued in the name of, any person other than the registered holder of the Convertible Notes;

  •
  tendered Convertible Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Convertible Notes under the Exchange Offer.

        If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

        Following completion of the Exchange Offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, if any, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of Convertible Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Convertible Notes other than pursuant to the Exchange Offer until ten business days after the Expiration Date, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

        No appraisal or dissenters' rights are available to holders of Convertible Notes under applicable law in connection with the Exchange Offer.

Compliance With Securities Laws

        We are making the Exchange Offer to all holders of outstanding Convertible Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Convertible Notes be accepted from or on behalf of, the holders of Convertible Notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on our behalf by the dealer managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Exchange Offer, the distribution of this prospectus, and the resale of the shares of common stock.

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

        In relation to each Member State of the European Economic Area, the EU plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Schedule TO

        Pursuant to Rule 13e-4 under the Exchange Act, we will file with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, as provided in the section in this prospectus entitled "Where You Can Find More Information."

Accounting Treatment

        We will derecognize the net carrying amount of exchanged Convertible Notes and recognize common stock and paid-in capital for the shares of common stock issued in connection with the Exchange Offer. As part of the Exchange Offer, we will allocate the fair value of the total consideration provided to the extinguishment of the liability component of the Convertible Notes based upon the fair value of that component immediately prior to extinguishment and any remaining difference shall be attributed to the reacquisition of the equity component. In determining the amount of any gain or loss on debt extinguishment resulting from the Exchange Offer, we will compare the carrying value of the Convertible Notes tendered, including any unamortized debt issuance costs, with the portion of the consideration allocated to the acquisition of the debt component. The consideration allocated to the reacquisition of the equity component will be recorded as a reduction to additional paid-in capital. See "Capitalization."

        We expect to recognize a loss on debt extinguishment resulting from the Exchange Offer as we expect the portion of the consideration allocated to the acquisition of the debt component of each $1,000 principal amount of Convertible Notes tendered to exceed the carrying value of such Convertible Notes. The amount of the loss will depend on many factors, including the fair value of the liability component of the Convertible Notes immediately prior to extinguishment (an amount which cannot be reliably predicted in advance), fluctuations in general unsecured debt market conditions, the timing of settlement of the Exchange Offer, the principal amount of Convertible Notes accepted for exchange in the Exchange Offer, and the value of the Convertible Notes Offer Consideration at the settlement date. For example, under certain circumstances, if the entire amount of the Convertible Notes were exchanged pursuant to the Exchange Offer, and the fair value of the liability component of the Convertible Notes immediately prior to extinguishment was approximately $1,114 per each $1,000 principal amount of Convertible Notes, equivalent to a yield of approximately 5.00%, the total loss on early extinguishment of debt would be approximately $56 million. As referenced above, the fair value of the liability component of the Convertible Notes immediately prior to extinguishment cannot be reliably predicted in advance of the extinguishment and may vary significantly depending upon a number of factors, many of which are beyond our control, and, accordingly, the actual amount of the loss on debt extinguishment could be materially different from the amount disclosed in the preceding example. See "Capitalization."

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed on the New York Stock Exchange under the symbol "ARE." The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the New York Stock Exchange and dividends for the quarters indicated. The closing price of a share of our common stock on May 10, 2010 was $69.76.

	Price Range of Common Stock
			Dividend Declared per Share
	High	Low
Fiscal 2008
First quarter	$104.23	$85.97	$0.78
Second quarter	$107.50	$92.73	$0.80
Third quarter	$116.50	$92.55	$0.80
Fourth quarter	$112.72	$33.12	$0.80
Fiscal 2009
First quarter	$66.69	$31.19	$0.80
Second quarter	$43.76	$30.48	$0.35
Third quarter	$62.49	$30.33	$0.35
Fourth quarter	$68.24	$51.35	$0.35
Fiscal 2010
First quarter	$69.03	$55.54	$0.35
Second quarter (through May 10, 2010)	$75.18	$62.35		(1)

(1)
As of May 10, 2010, dividends for the second quarter of 2010 have not been declared.

        The number of registered stockholders of our common stock at May 10, 2010, was 255.

COMPARISON OF RIGHTS OF HOLDERS OF CONVERTIBLE NOTES
AND HOLDERS OF OUR COMMON STOCK

        The following is a description of the material differences between the rights of holders of Convertible Notes and of our common stock. Since this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Convertible Notes and being a holder of shares of our common stock.

Ranking

        Convertible Notes:    The Convertible Notes are unsecured, senior obligations of Alexandria. The payment of the principal of, and interest on, the Convertible Notes ranks equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The Convertible Notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the Convertible Notes are effectively subordinated to all existing and future indebtedness of our subsidiaries.

        Common Stock:    The common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of Alexandria to all indebtedness and any preferred stock we may issue.

Dividends/Distributions

        Convertible Notes:    Holders of Convertible Notes are entitled to receive interest at the rate of 8.00% per year, payable semiannually in arrears on April 15 and October 15 of each year.

        Common Stock:    Holders of common stock are entitled to dividends as may be authorized from time to time by the board of directors and declared by us from funds legally available therefor.

Listing

        Convertible Notes:    The Convertible Notes are not listed on any securities exchange.

        Common Stock:    Our common stock is listed on the New York Stock Exchange under the symbol "ARE."

Voting Rights

        Convertible Notes:    Holders of the Convertible Notes have no voting or other rights in respect of the common stock issuable upon conversion of the Convertible Notes.

        Common Stock:    Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law and our charter and bylaws with respect to the voting rights of holders of our series C cumulative redeemable preferred stock ("Series C Preferred Stock") and series D cumulative convertible preferred stock ("Series D Preferred Stock") or other series of preferred stock that we may issue in the future, the holders of the common stock will possess all voting power. The terms of our Series C Preferred Stock and our Series D Preferred Stock provide that if we are in arrears in paying preferred dividends for six or more quarterly periods, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock, voting as a single class, may elect two additional directors to our board of directors and further provide for certain other limited voting rights. We are current, as of the date of this prospectus, on all preferred stock dividends.

Conversion or Exchange

        Convertible Notes:    The conversion rate, which is subject to anti-dilution adjustments, is 24.1546 shares of our common stock per $1,000 principal amount of Convertible Notes.

        Common Stock:    Our common stock is not convertible into any other security.

Governing Document

        Convertible Notes:    The rights of holders of Convertible Notes currently are set forth in, and you may enforce your rights under, the indenture relating to the Convertible Notes.

        Common Stock:    Holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, the Maryland General Corporation Law and our charter and bylaws, as amended.

 DESCRIPTION OF OUR CAPITAL STOCK

        The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, our charter and our bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to

  •
  100,000,000 shares of common stock, $.01 par value per share, or common stock;

  •
  100,000,000 shares of preferred stock, $.01 par value per share, or preferred stock; and

  •
  200,000,000 shares of excess stock, $.01 par value per share, or excess stock (as described below).

        Of our preferred stock,

  •
  1,610,000 shares are classified as 9.50% Series A cumulative redeemable preferred stock, or Series A preferred stock;

  •
  2,300,000 shares are classified as 9.10% Series B cumulative redeemable preferred stock, or Series B preferred stock;

  •
  5,750,000 shares are classified as 8.375% Series C cumulative redeemable preferred stock, or Series C preferred stock;

  •
  10,000,000 shares are classified as 7.00% Series D cumulative convertible preferred stock, or Series D preferred stock; and

  •
  500,000 shares are classified as Series A junior participating preferred stock, or Series A junior preferred stock.

        As of May 10, 2010, the following securities were issued and outstanding:

  •
  44,299,146 shares of our common stock;

  •
  no shares of Series A junior preferred stock

  •
  no shares of our Series A preferred stock;

  •
  no shares of our Series B preferred stock;

  •
  5,185,500 shares of our Series C preferred stock; and

  •
  10,000,000 shares of our Series D preferred stock.

        All 1,543,500 previously issued and outstanding shares of our Series A preferred stock were redeemed as of July 7, 2004, and all 2,300,000 previously issued and outstanding shares of our Series B preferred stock were redeemed as of March 20, 2007.

        Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

        Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock, holders of our common stock are entitled to receive dividends on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Our holders of common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on transfer and ownership of our stock, each outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on transfer and ownership of our stock, shares of our common stock will each have equal distribution, liquidation and other rights.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

        Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "ARE." Any additional shares of common stock we issue will also be listed on the New York Stock Exchange upon official notice of issuance.

Preferred Stock

        Our charter authorizes our board of directors, without the approval of our stockholders, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series, as authorized by our board of directors. Prior to the issuance of shares of any series, our board of directors is required by the Maryland General Corporation Law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series, all of which will be set forth in articles supplementary to our charter adopted for that purpose by our board of directors or a duly authorized committee thereof. Using this authority, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or for other reasons be desired by them.

        Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement or other offering material do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

        Rank.    Unless otherwise specified in the applicable prospectus supplement or other offering material, our preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

  •
  senior to all classes or series of our common stock, and to all our equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

  •
  on a parity with all equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

  •
  junior to all our existing and future indebtedness and to any class or series of equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

        Conversion Right.    The terms and conditions, if any, upon which any shares of any class or series of our preferred stock are convertible into shares of our common stock will be set forth in the applicable prospectus supplement or other offering material relating thereto. Such terms will include:

  •
  the number of shares of our common stock into which the shares of our preferred stock are convertible;

  •
  the conversion price (or manner of calculation thereof);

  •
  the conversion period;

  •
  provisions as to whether conversion will be at the option of the holders of such class or series of our preferred stock or us;

  •
  the events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financing and acquisition transactions and in meeting other needs that may arise. The additional classes or series of our preferred stock, as well as our common stock, will be available for issuance without further action by our stockholders, unless further action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no present intention to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or for other reasons be desired by them.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Internal Revenue Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Furthermore, shares of our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

        Our charter provides for an ownership limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of our outstanding shares of stock by any person, as defined in our charter.

        Our board of directors, in its sole discretion, may waive the ownership limit for any person. However, our board of directors may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of our outstanding stock. As a condition to waiving the ownership limit, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine our status as a REIT. Notwithstanding the receipt of any such ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting a waiver.

        Our charter further prohibits any person from:

  •
  beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code; and

  •
  transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

        Any transfer in violation of any of these restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our stock in violation of the foregoing restrictions on transferability and ownership is required to give us written notice immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify, or to attempt to qualify, as a REIT.

        If any transfer of shares of our stock or other event occurs that would result in any person beneficially or constructively becoming the owner of shares of our stock in excess or in violation of the above transfer or ownership limitations, or becoming a prohibited owner, then that number of shares of our stock (rounded up to the nearest whole share) the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations shall be automatically exchanged for an equal number of shares of excess stock. Those shares of excess stock will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will generally not acquire any rights in such shares. This automatic exchange will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of excess stock held in the trust will be issued and outstanding shares of our stock. The prohibited owner will not:

  •
  benefit economically from ownership of any shares of excess stock held in the trust;

  •
  have any rights to distributions thereon; or

  •
  possess any rights to vote or other rights attributable to the shares of excess stock held in the trust.

        The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to us upon demand, or, at our sole election, will be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid will be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the trustee with respect to such shares of excess stock, as trustee of the trust for the exclusive benefit of the charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of excess stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee will have the authority (at the trustee's sole discretion) to:

  •
  rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trustee, and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 180 days after the date of the event that resulted in shares of our excess stock being transferred to the trust (or as soon as possible thereafter if the trustee did not learn of such event within such period), the trustee shall sell the shares of stock held in the trust to a person, designated by us, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and those shares of excess stock will be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the excess stock.

        The trustee shall distribute to the prohibited owner, as appropriate:

  •
  the price paid by the prohibited owner for the shares;

  •
  if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the "market price" (as defined in our charter) of such shares on the day of the event causing the shares to be held in the trust; or

  •
  if the exchange for excess stock did not arise as a result of a purported transfer, the market price of such shares on the day of the other event causing the shares to be held in the trust.

        If such shares are sold by a prohibited owner, then to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee for the benefit of the charitable beneficiary.

        All certificates, if any, representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as may be required by our charter, the Internal Revenue Code or the regulations promulgated thereunder) of our outstanding stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide us such additional information as we may reasonably request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT. In addition, each stockholder will be required upon demand to provide us such information as we may reasonably request in order to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine such compliance, or to comply with the REIT provisions of the Internal Revenue Code.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of our common stock or might otherwise be desired by such holders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax considerations relevant to the exchange of Convertible Notes for our common stock and cash pursuant to the Exchange Offer, the ownership and disposition of shares of our common stock and our qualification as a REIT. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations, administrative decisions and rulings of the Internal Revenue Service (the "IRS") and court decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under the federal income tax laws. In particular, this discussion deals only with persons that hold our Convertible Notes or common stock as capital assets within the meaning of the Code. Except as expressly provided below, this discussion does not address the tax treatment of special classes of persons, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding our Convertible Notes or stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, United States expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to persons who acquired our Convertible Notes or stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local, foreign or non-income tax considerations.

        For purposes of the following discussions, a "domestic" holder or stockholder generally refers to (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person. A "foreign" holder or stockholder generally refers to a person that is not a domestic holder or stockholder or an entity treated as a partnership for federal income tax purposes.

        If a partnership, or an entity treated as a partnership for federal income tax purposes, holds our Convertible Notes or stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Convertible Notes or common stock, you should consult your tax advisor regarding the consequences of the exchange of the Convertible Notes pursuant to the Exchange Offer and the ownership and disposition of shares of our stock by the partnership.

THE DISCUSSION SET FORTH BELOW IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

Taxation of the Exchange of Convertible Notes

Taxation of Domestic Holders

        The exchange of Convertible Notes for shares of our common stock and cash pursuant to the Exchange Offer should be treated as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code, resulting in the following material U.S. federal income tax consequences:

  •
  Accrued and unpaid interest received by a domestic holder should be treated as ordinary interest income to the extent not previously included in income by such holder.

  •
  Gain should be recognized on the exchange equal to the lesser of (i) the excess, if any, of the amount of cash (excluding cash attributable to accrued and unpaid interest) and the fair market value of the common stock received over the domestic holder's adjusted tax basis in the Convertible Notes surrendered and (ii) the amount of cash received (excluding cash attributable to accrued and unpaid interest and cash received in lieu of a fractional share).

  •
  Except as described below with respect to cash received in lieu of a fractional share, no loss should be recognized on the exchange.

  •
  The holding period for the common stock received should include the holding period for the Convertible Notes surrendered.

  •
  The adjusted tax basis of the common stock received should equal the adjusted tax basis of the Convertible Notes surrendered, increased by any gain recognized in the exchange (excluding gain recognized with respect to cash received in lieu of a fractional share) and decreased by any cash received in the exchange (excluding cash attributable to accrued and unpaid interest and cash paid in lieu of a fractional share) and the amount of basis allocable to any fractional share, as described below.

  •
  On receipt of cash in lieu of a fractional share, gain or loss should be recognized equal to the difference between the cash received in lieu of such fractional share and the adjusted tax basis in the Convertible Notes allocable to such fractional share.

  •
  Except as described below with respect to market discount, any gain recognized on the exchange (including any gain recognized on the receipt of cash in lieu of a fractional share) will be capital gain. Such capital gain will be long-term capital gain if the domestic holder had held the Convertible Notes surrendered in the exchange for more than one year at the time of the exchange.

        If a domestic holder acquired a Convertible Note for less than its stated principal amount, subject to a de minimis exception, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes. Any gain recognized on the exchange of Convertible Notes with market discount will be treated as ordinary income to the extent of market discount accrued during the domestic holder's holding period for such Convertible Notes unless such holder had elected to include the market discount in income as it accrued. Market discount accrues ratably unless a holder makes an election to accrue such discount on a constant yield basis. Although not entirely clear under applicable law, any accrued market discount that exceeds gain recognized on the exchange generally should carry over to the common stock received and should be taxable as ordinary income to the extent of gain recognized on the disposition of such common stock.

        See "Tax Rates" below for a discussion of applicable capital gains and ordinary income rates and the potential application of a new Medicare tax. Holders should consult their tax advisors with respect to the taxation of capital gains and ordinary income and with regard to state, local and foreign taxes on capital gains and other income.

Taxation of Foreign Holders

        Any gain realized on the exchange of a Convertible Note (except with respect to accrued and unpaid interest, which would be taxable as described below) generally will not be subject to U.S. federal income taxation unless:

  •
  such gain is effectively connected with the conduct of a trade or business in the United States by a foreign holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such holder);

  •
  a foreign holder is an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

  •
  the Convertible Notes constitute United States real property interests ("USRPIs") within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA").

Gain described in the first bullet point will be subject to regular U.S. federal income tax, generally in the same manner as if the foreign holder were a domestic holder, and, in the case of a corporate foreign holder, such gain also may be subject to a 30% "branch profits" tax (or such lower rate as provided in an applicable income tax treaty). Gain described in the second bullet point will be subject to a flat 30% U.S. federal income tax, which generally may be offset by U.S.-sourced capital losses. Gain described in the third bullet point will be subject to regular U.S. federal income tax, generally as if the foreign holder were a domestic holder, and, in the case of a corporate foreign holder, such gain also may be subject to the 30% branch profits tax (or such lower rate as provided in an applicable income tax treaty).

        Although the applicable rules are not entirely clear, we intend to take the position that the Convertible Notes will not constitute USRPIs at the time of the exchange if we are a "domestically controlled qualified investment entity" at such time. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our shares is held directly or indirectly by non-U.S. persons. We believe we are currently a domestically controlled qualified investment entity and, therefore, we expect the exchange would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, no assurance can be given that we are, or will continue to be, a domestically controlled qualified investment entity. If, at the time of the exchange, we cannot determine whether we are a domestically controlled qualified investment entity, we intend to withhold 10% of the gross amounts payable on the exchange, which could result in a foreign holder receiving fewer shares of our common stock or less cash or a combination of fewer shares and less cash.

        Our Convertible Notes also will not constitute USRPIs with respect to a foreign holder if, as of the date of the exchange, our common stock is part of a class of stock regularly traded on an established securities market and, on the date the Convertible Notes were acquired by such holder, the Convertible Notes held by such holder have a fair market value no greater than the fair market value of five percent of our common stock. However, no assurance can be provided that, as of the time of the exchange, our common stock will be regularly traded on an established securities market, nor can we be certain as to a holder's level of ownership. Accordingly, we cannot use the regular trading of our common stock as a justification for failing to withhold in the event we cannot determine whether we are a "domestically controlled qualified investment entity" at the time of the exchange. If the exchange is nevertheless exempt from U.S. federal income tax under FIRPTA, any amounts withheld from payments to a foreign holder may be refunded or credited against such holder's U.S. federal income tax liability, if any, if the holder files with the IRS, on a timely basis, the required IRS forms.

        Foreign holders are urged to consult their tax advisors as to whether the exchange of a Convertible Note for cash and shares of our common stock is exempt from U.S. federal income tax under FIRPTA.

        Accrued interest paid to foreign holders will not be subject to U.S. federal income or withholding tax, provided:

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  such interest is not effectively connected with the conduct of a trade or business in the United States by a holder (or, if required by an applicable income tax treaty, is not effectively connected with the conduct of a trade or business in the United States through a permanent establishment in the United States maintained by such holder);

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  the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  the holder is not a "controlled foreign corporation" related to us within the meaning of Section 864(d)(4) of the Code;

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  the holder is not a bank whose receipt of interest on a Convertible Note is described in Section 881(c)(3)(A) of the Code; and

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  the holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or applicable successor form)) or the holder holds Convertible Notes through certain foreign intermediaries and such holder and the foreign intermediary satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to foreign holders that are pass-through entities rather than corporations or individuals.

        A holder that cannot satisfy the requirements described above will be subject to a 30% U.S. federal withholding tax with respect to payments of interest unless such holder provides us a properly executed (1) IRS Form W-8BEN (or applicable successor form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or applicable successor form) stating that interest paid on the Convertible Note is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States by such holder. Interest on a Convertible Note effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax generally in the same manner as if the holder were a domestic holder and, in the case of a corporate foreign holder, such interest also may be subject to the 30% branch profits tax (or such lower rate as provided in an applicable income tax treaty).

Taxation of Our Stockholders

Taxation of Taxable Domestic Stockholders

        As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Generally our ordinary dividends will be taxable to our domestic stockholders as ordinary income. However, prior to January 1, 2011, such dividends will be taxable to individuals at the rate applicable to long-term capital gains to the extent such dividends are attributable to dividends received by us from non-REIT corporations (e.g., taxable REIT subsidiaries) or are attributable to income upon which we have paid corporate income tax (e.g., to the extent we distribute less than 100% of our taxable income). We do not expect a significant portion of our ordinary dividends to be eligible for taxation at long-term capital gain rates.

        We may designate portions of our distributions as capital gain dividends. Alternatively, we may elect to retain and pay income taxes on capital gains rather than distribute them, in which case stockholders include their proportionate share of such undistributed gain in income, receive a credit for their share of the taxes paid by us and increase their basis in their shares by the amount of income included less the credit or refund. Distributions designated as capital gain dividends and retained net capital gain will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale by us of depreciable real property held for more than 12 months are taxable to individuals at a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

        To the extent we make distributions in excess of current and accumulated earnings and profits, these distributions are treated as a return of capital to the stockholder, reducing the tax basis of a stockholder's shares by the amount of such distribution, with distributions in excess of the stockholder's tax basis taxable as capital gains.

        Any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month may be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

        A stockholder will realize capital gain or loss upon the sale or other taxable disposition of our stock equal to the difference between the sum of the fair market value of any property and cash received in such disposition and the stockholder's adjusted tax basis. Such gain or loss will be long-term capital gain or loss if the stockholder has held its shares for more than one year. Capital losses are generally available only to offset capital gains of the stockholder except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gains.

        See "Tax Rates" below for a discussion of applicable capital gains and ordinary income rates and the potential application of a new Medicare tax. Stockholders should consult their tax advisors with respect to the taxation of capital gains, capital gain dividends and ordinary income and with regard to state, local and foreign taxes on capital gains and other income.

Taxation of Foreign Stockholders

        As background to this discussion, under FIRPTA a USRPI generally refers to interests in United States real property and shares of corporations at least 50% of whose assets consist of such interests. However, shares of certain "domestically controlled qualified investment entities" are excluded from USRPI treatment. As discussed above under "Taxation of the Exchange of Convertible Notes—Taxation of Foreign Holders", we currently anticipate we will qualify as a domestically controlled qualified investment entity, although no assurance can be given that we will continue to qualify at all times.

        Distributions to foreign stockholders out of our current and accumulated earnings and profits and not attributable to capital gains generally will be a dividend subject to United States withholding tax at a rate of 30% unless (i) an applicable tax treaty reduces such rate or (ii) such dividend is effectively connected to a United States trade or business conducted by such stockholder. Dividends effectively connected to a United States trade or business will be subject to federal income tax in the same manner and at the same rates applicable to domestic stockholders and, with respect to corporate foreign stockholders, may be subject to a 30% branch profits tax. We plan to withhold at the 30% rate unless (i) the foreign stockholder files a IRS Form W-8BEN with us evidencing the application of a lower treaty rate or (ii) the foreign stockholder files an IRS Form W-8ECI with us claiming the distribution is effectively connected.

        To the extent distributions not attributable to capital gains exceed current and accumulated earnings and profits, such distributions would not be subject to federal income taxation. If we cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a foreign stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        Under FIRPTA, distributions attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected to a United States trade or business, are subject to federal income taxation in the same manner and at the same rates applicable to domestic stockholders and, with respect to corporate foreign stockholders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:

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  the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and

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  the foreign stockholder does not own more than 5% of such class at any time during the year within which the distribution is received.

We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign stockholder owning more than 5% of the relevant class of shares that could be designated by us as a capital gain dividend. Any amount so withheld is creditable against the foreign stockholder's FIRPTA tax liability.

        Distributions attributable to capital gains from the sale or exchange of non-USRPIs are not subject to federal income taxation.

        Gains from the sale or exchange of our stock by a foreign stockholder will not be subject to federal income taxation, provided we qualify as a domestically controlled qualified investment entity or the stockholder does not own more than 5% of the class of stock sold.

        Distributions and gains otherwise not subject to taxation under the foregoing rules may be subject to tax to the extent such distributions or gains were effectively connected to the conduct of a foreign stockholder's trade or business or were made to a nonresident alien individual present in the United States for more than 182 days during the taxable year.

        Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

THE FEDERAL TAXATION OF FOREIGN STOCKHOLDERS IS A HIGHLY COMPLEX MATTER THAT MAY BE AFFECTED BY MANY OTHER CONSIDERATIONS. ACCORDINGLY, FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE INCOME AND WITHHOLDING TAX CONSIDERATIONS WITH RESPECT TO THEIR INVESTMENT IN US.

Information Reporting and Back-up Withholding

        We will report to our domestic stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the back-up withholding rules, a domestic stockholder may be subject to back-up withholding at applicable rates on distributions paid unless the stockholder (i) is a corporation or is otherwise specifically exempt from back-up withholding and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from back-up withholding, and complies with applicable requirements of the back-up withholding rules. A stockholder that does not provide us with his correct taxpayer identification number also may be subject to penalties imposed by the IRS.

        Payments of dividends or of proceeds from the disposition of stock made to a foreign stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its foreign status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a stockholder is a United States person.

        Any amount paid as back-up withholding will be credited against the stockholder's income tax liability. In addition, we may be required to withhold a portion of any capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. Currently, the back-up withholding rate is 28%. The rate is scheduled to increase to 31% for taxable years 2011 and thereafter.

Taxation of Tax-Exempt Stockholders

        While generally exempt from federal income taxation, tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are subject to tax on their unrelated business taxable income ("UBTI"). The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI. Subject to the following paragraph, based upon the ruling, the analysis in the ruling and the statutory framework of the Code, distributions by us to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" (within the meaning of the Code), the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity and, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

        Certain social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions received from us as UBTI. Furthermore, if any pension or other retirement trust that qualifies under Section 401(a) of the Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT that would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT. We do not believe that we are, and we do not expect to become, a pension-held REIT.

Tax Rates

        Long-term capital gains (i.e., capital gains with respect to assets held for more than one year) and "qualified dividends" received by an individual are generally subject to federal income tax at a current maximum rate of 15%. Short-term capital gains (i.e., capital gains with respect to assets held for one year or less) and the capital gains of corporations are generally subject to federal income tax at ordinary income rates. Generally, the current maximum tax rate applicable to the ordinary income of individuals and corporations is 35%.

        Because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends generally are not eligible for the

15% maximum tax rate on qualified dividends. As a result, our ordinary dividends generally are taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

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  long-term capital gains, if any, recognized on the disposition of our common stock or the Convertible Notes (except with respect to market discount, as described under "Taxation of the Exchange of Convertible Notes—Taxation of Domestic Holders");

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  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

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  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

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  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2011, and the maximum rate on ordinary income, including dividends (whether or not qualified under present law), will increase to 39.6% in 2011.

        In addition, with respect to taxable years beginning after December 31, 2012, certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. Domestic holders and stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of the Convertible Notes and our common stock.

Legislation Affecting Taxation of Our Convertible Notes or Common Stock When Held By or Through Foreign Entities

        Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on dividends, interest and certain other items of income, and on the gross proceeds from a disposition of property that produces such income, paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on such amounts when paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a taxpayer may be eligible for refunds or credits of such taxes. These withholding and reporting requirements generally will apply to payments made after December 31, 2012; however, the withholding tax will not be imposed on payments pursuant to debt obligations outstanding as of March 18, 2012. Holders and stockholders are urged to consult with their tax advisors regarding the possible implications of this recently enacted legislation on their ownership and disposition of the Convertible Notes and our common stock.

Taxation of Our Company

General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1996, and intend to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Although we believe we are organized as and operate in such a manner, we cannot assure you we qualify or will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distributions to stockholders. In addition, we would not be obligated to make distributions to stockholders.

        In any year in which we qualify as a REIT we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any undistributed taxable income or capital gain. To the extent we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of such undistributed gain in income but receive a credit for their share of any taxes paid on such gain by us. A stockholder would increase his tax basis in his shares by the amount of income included less his credit or refund. Any undistributed net long-term capital gain would be designated in a notice mailed to stockholders; through December 31, 2009 we have never made such a designation.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances:

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  If we should fail to satisfy either the 75% or the 95% gross income tests discussed below, and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on (i) the greater of the amount by which we fail to satisfy either the 75% or the 95% gross income tests (ii) multiplied by a fraction intended to reflect our profitability.

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  If we fail to satisfy the 5% asset test or the 10% vote and value test (and we do not qualify for a de minimis safe harbor) or we fail to satisfy the other asset tests, each of which are discussed below, and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period during which we failed to satisfy the tests.

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  If we fail to satisfy one or more REIT requirements other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a penalty of $50,000 for each such failure.

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  We will be subject to a tax of 100% on net income (including certain foreign currency gain recognized after July 30, 2008) from any "prohibited transaction", as described below.

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  We will be subject to tax at the highest corporate rate on net income (including certain foreign currency gain recognized after July 30, 2008) from the sale or other disposition of certain foreclosure properties held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property.

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  If we acquire any asset from a "C" corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date of acquisition, such gain will be subject to tax at the highest regular corporate rate to the extent of any built-in gain. Built-in gain means the excess of (1) the fair market value of the asset over (2) the adjusted basis in such asset on the date of acquisition.

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  We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned to "taxable REIT subsidiaries" in order to more clearly reflect income of such subsidiaries. A taxable REIT subsidiary is any corporation (or an entity treated as a corporation under the Code) for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT.

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  If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on and (iii) any undistributed taxable income from prior years, we would be subject to a 4% nondeductible excise tax on the excess of such sum over the amounts actually distributed. To the extent we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

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  We may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated.

We will use the calendar year both for federal income tax purposes and for financial reporting purposes. The requirements for our qualification as a REIT and certain additional matters are discussed in greater detail in the subsections that follow.

Share Ownership Test

        Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year of 12 months or a proportionate number of days in any shorter taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly, including via application of constructive ownership rules, by five or fewer individuals, including certain tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust. If we comply with applicable Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting this share ownership requirement.

        To ensure compliance with the 50% share ownership test, we have placed restrictions on the transfer of our shares to prevent concentration of ownership. Moreover, to evidence compliance with these requirements, under applicable Treasury regulations we must maintain records that disclose the actual ownership of our outstanding shares. Such regulations impose penalties for failing to do so. In fulfilling our obligation to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our charter provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the percentage limitations on ownership of shares of our stock to assure that our qualification as a REIT will not be compromised.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy certain tests relating to the nature of our assets:

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  At least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash (generally including the functional currency of any of our "qualified business units" when used in the normal course of activities that produce income qualifying under the 95% or 75% gross income tests discussed below), cash items, government securities, and qualified temporary investments.

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  Excluding securities of a qualified REIT subsidiary, another REIT, a taxable REIT subsidiary or other securities that qualify for the 75% asset test, we are prohibited from owning securities representing more than 10% of either the vote or the value of the outstanding securities of any one issuer and no more than 5% of the value of our total assets may be represented by securities of any one issuer. For purposes of the 10% value test, certain additional securities are excluded, including certain "straight debt", loans to individuals or estates and obligations to pay rents from real property.

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  No more than 25% (20% with respect to our taxable years before January 1, 2009) of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        For purposes of the 10% value test described above:

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  our interest as a partner in a partnership is not considered a security;

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  any debt instrument issued by a partnership (other than "straight debt" or other excluded securities) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and

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  any debt instrument issued by a partnership (other than "straight debt" or other excluded securities) will not be considered a security issued by the partnership to the extent of our interest as a partner in the partnership.

We currently hold and expect to hold in the future securities of various issuers. While we do not anticipate our securities holdings would result in a violation of the REIT assets tests, fluctuations in value and other circumstances existing from time to time may increase our risk under the asset tests.

        If we meet the assets tests at the close of a quarter, we will not lose our status as a REIT if we fail to satisfy such tests at the end of a subsequent quarter solely by reason of changes in the relative values of our assets (including changes caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If we would fail these tests, in whole or in part, due to an acquisition of securities or other property during a quarter, we can avoid such failure by disposing of sufficient non-qualifying assets within 30 days after the close of such quarter. If we fail the 5% or 10% asset tests at the end of any quarter and do not cure within 30 days, we may still cure such failure or otherwise satisfy the requirements of such tests within six months after the last day of the quarter in which our identification of the failure occurred, provided the non-qualifying assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If our failure of the 5% and 10% asset tests exceeds this amount or we fail any of the other asset tests and do not cure within 30 days, we may avoid disqualification as a REIT provided (i) the failure was due to reasonable cause and not willful neglect, (ii) we file certain reports with the IRS, (iii) we take steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure occurred, including the disposition of sufficient assets to meet the asset tests, and (iv) we pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest United States federal income tax rate then applicable to United States corporations.

Gross Income Tests

        Two separate percentage tests related to the sources of our gross income must be satisfied each taxable year.

        First, at least 75% of our gross income (excluding gross income from "prohibited transactions", discussed below) for the taxable year generally must be: "rents from real property;" interest on obligations secured by mortgages on, or interests in, real property; gains from the disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers ("dealer property"); distributions on shares in other REITs, as well as gain from the sale of such shares; abatements and refunds of real property taxes; income from the operation, and gain from the sale, of "foreclosure property;" commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and certain qualified temporary investment income.

        Second, at least 95% of our gross income (excluding gross income from "prohibited transactions", discussed below) for the taxable year must be derived from the above-described qualifying income and dividends, interest or gains from the sale or other disposition of stock or other securities that are not dealer property.

        Rents we receive will only qualify as "rents from real property" under the following conditions:

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  Rent will not qualify if we, or a direct or constructive owner of 10% or more of our shares, directly or constructively own 10% or more of a tenant unless the tenant is a taxable REIT subsidiary of ours and certain other requirements are met with respect to the real property being rented.

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  If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rent from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Our accountants and counsel have advised us with respect to applicable considerations underlying such determination. After consulting with our accountants and counsel and considering such advice, we have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of our properties, however, there can be no assurance that the IRS will not assert the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the IRS were successful, and the amount of such non-qualifying income, together with other non-qualifying income, exceeds 5% of our taxable income, we may fail to qualify as a REIT.

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  An amount received or accrued will not qualify as rent from real property if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  For rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an "independent contractor" from whom we derive no income, unless such services are "usually or customarily rendered" in connection with the rental of property and are not otherwise considered "rendered to the occupant." A REIT is permitted to render a de minimis amount of impermissible services and still treat amounts otherwise received with respect to a property as rents from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose will be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service.

        Foreign currency gain recognized after July 30, 2008 with respect to income that otherwise qualifies for purposes of the 75% or 95% income test will not constitute gross income for purposes of the 75% or 95% income tests, respectively.

        Income from a hedging transaction made to hedge indebtedness incurred or to be incurred by us to acquire or own real estate assets will not constitute gross income for purposes of the 95% gross income test and, for such transactions entered into after July 30, 2008, the 95% and 75% gross income tests. Income from hedging transactions entered into after July 30, 2008 and made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% or 95% income tests (or any property which generates such income or gain) will not constitute gross income for purposes of the 95% and 75% gross income tests. Any such hedging transactions must be properly identified.

        For purposes of determining whether we comply with the 75% and 95% gross income tests, gross income also does not include income from "prohibited transactions". A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least two years (four years for dispositions occurring before July 30, 2008) and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "Taxation of Our Company—General" for certain tax consequences of prohibited transactions.

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain relief provisions of the Code. These relief provisions will generally be available if:

  •
  following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

  •
  our failure to comply was due to reasonable cause and not due to willful neglect.

If these relief provisions apply nonetheless we will be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year. See "Taxation of Our Company—General" for a discussion of such tax.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus (ii) 90% of our net income after tax, if any, from foreclosure property, minus (iii) the sum of certain items of excess non-cash income. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration.

        To the extent we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. We may elect to retain, rather than distribute, our net capital gain and pay tax on such gain. If we make this election, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid such stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. Each stockholder would increase his tax basis in our shares by the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds, distribute property in-kind or distribute taxable stock dividends to satisfy the distribution requirements.

        In addition, from time to time, we may determine independently to declare taxable dividends payable in cash or stock at the election of each stockholder, subject to a limit on the aggregate cash that could be paid. For our 2008 through 2011 taxable years, IRS Revenue Procedures 2009-15 and 2010-12 provide a distribution of our stock pursuant to such an election will be considered a taxable distribution of property in an amount equal to the amount of cash that could have been received instead if, among other things, 10% or more of the distribution is payable in cash. Any such dividend would be distributed in a manner intended to count toward satisfaction of our annual distribution requirements.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, or if we determine that we have failed to meet the 90% distribution requirement in a prior taxable year, we may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

        If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on and (iii) any undistributed taxable income from prior years, we would be subject to a 4% nondeductible excise tax on the excess of such sum over the amounts actually distributed. To the extent we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

Absence of Earnings and Profits from Non-REIT Years

        In order to qualify as a REIT, we must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and we comply with those procedures, failure to distribute such accumulated earnings and profits would result in our disqualification as a REIT. We believe that we had no accumulated earnings and profits as of December 31, 1995.

Tax Aspects of Our Investments in Partnerships

        A few of our investments are held through partnerships or entities treated like partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership and are subject to tax thereon without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in our computation of our REIT taxable income, and we will include our proportionate share of the assets held by each partnership for purposes of the REIT asset tests.

        Our interest in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the entity as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership were treated as such an association, the partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which may preclude us from satisfying the REIT asset and gross income tests. See "Taxation of Our Company—Failure to Qualify" below, for a discussion of the effect of our failure to meet such tests. In addition, any change in the status of any partnership indirectly owned by us might be treated as a taxable event, in which case we may incur a tax liability without any related cash distributions.

Investments in Taxable REIT Subsidiaries

        We and any entity treated as a corporation for tax purposes in which we own an interest may jointly elect to treat such entity as a "taxable REIT subsidiary". In addition, if a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of ours. Taxable REIT subsidiaries are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status.

        Certain of our subsidiaries have elected to be treated as taxable REIT subsidiaries of us and additional elections may be made in the future. As taxable REIT subsidiaries, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to the payment of any dividends to us. Our taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its stockholders will be reduced accordingly. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT, which could materially increase the taxable income of the taxable REIT subsidiary. Further, we will be subject to a tax of 100% on the amount of any rents from real property, deduction or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment to more clearly reflect income of the taxable REIT subsidiary.

Failure to Qualify

        In the event we fail to satisfy one or more requirements for qualification as a REIT, other than the REIT asset and gross income tests, each of which is subject to the cure provisions described above, we will retain our REIT qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision.

        If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum taxes, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as dividends and, subject to the limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Possible Legislative or Other Actions Affecting Tax Consequences

        The present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

State, Local and Foreign Taxes

        We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business or reside. The state, local and foreign tax treatment of us and you may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effects of state, local and foreign tax laws on an investment in us.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

        To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any Convertible Notes.

DEALER MANAGERS AND INFORMATION AND EXCHANGE AGENT

Dealer Managers

        We have retained Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint dealer managers in connection with the Exchange Offer. The dealer managers may contact holders of the Convertible Notes regarding the Exchange Offer and may request brokers, dealers and other nominees to forward this prospectus and related materials to beneficial owners of the Convertible Notes. Questions regarding the terms of the Exchange Offer may be directed to the joint dealer managers at the addresses and telephone numbers set forth on the back cover of this prospectus.

        We have agreed to pay the dealer managers a fee for their services as dealer managers in connection with the Exchange Offer. In addition, we will reimburse the dealer managers for their reasonable out-of-pocket expenses. We have also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. Certain of the dealer managers and their respective affiliates currently hold, and the dealer managers and their respective affiliates may from time to time hold Convertible Notes, shares of common stock and other securities of ours in their proprietary accounts, and, to the extent they hold Convertible Notes in these accounts at the time of the Exchange Offer, the dealer managers may tender these Convertible Notes. During the course of the Exchange Offer and subject to applicable law, the dealer managers and their respective affiliates may trade Convertible Notes and common shares or effect transactions in other securities of ours for their own accounts or for the accounts of their customers. As a result, the dealer managers and their respective affiliates may hold a long or short position in the Convertible Notes, our shares of common stock or other of our securities.

        The dealer managers have provided in the past, and/or are currently providing, other investment banking and financial advisory services to us and our affiliates. Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Banc of America Securities LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc., were initial purchasers of the Convertible Notes in April 2009. They received customary compensation from us for these services. Banc of America Securities LLC and Citigroup Global Markets Inc. are joint lead arrangers and Bank of America, N.A., J.P. Morgan Securities Inc., or their affiliates, are lenders under our unsecured line of credit and unsecured term loan. In addition, Bank of America, N.A. is the administrative agent of our unsecured line of credit and unsecured term loan. The dealer managers may in the future provide various investment banking and other services to us and our affiliates, for which they would receive customary compensation from us.

Information and Exchange Agent

        D.F. King & Co. Inc. has been appointed information and exchange agent for the Exchange Offer. All deliveries and correspondence sent to the information and exchange agent should be directed to the address set forth on the back cover of this prospectus. We have agreed to pay the information and exchange agent reasonable and customary fees for its services and to reimburse the information and exchange agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the information and exchange agent for certain liabilities, including liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the information and exchange agent at the address set forth on the back cover of this prospectus.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California, and certain matters with respect to Maryland law, including the validity of the shares of the common stock offered hereby, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the dealer managers by Clifford Chance US LLP, New York, New York. Morrison & Foerster LLP and Clifford Chance US LLP will rely upon the opinion of Venable LLP as to all matters with respect to Maryland law.

EXPERTS

        The consolidated financial statements and schedule of Alexandria Real Estate Equities, Inc. and subsidiaries appearing in Alexandria Real Estate Equities, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009, and effectiveness of Alexandria Real Estate Equities, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

MISCELLANEOUS

        No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the dealer managers, the information and exchange agent or any other person. The statements made in this prospectus are made as of the date on the cover page of this prospectus and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this prospectus and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

The information and exchange agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call:
 (212) 269-5550
All Others Call Toll-free:
 (800)431-9633

By Facsimile:
(For Eligible Institutions Only)
 (212) 809-8838
Attn: Mark Fahey
Confirm by Telephone:
 (212) 269-5550

        Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance regarding the procedures to be followed for tendering your Convertible Notes should be directed to the Information and Exchange Agent. For all other questions, please contact the Joint Dealer Managers.

The Joint Dealer Managers for the Exchange Offer are:

BofA Merrill Lynch
Attention: Debt Advisory Services
(888) 292-0070 (toll-free)
(980) 388-9217 (collect)

214 North Tyron Street, 17th Floor Charlotte, North Carolina 28255	One Bryant Park New York, New York 10036

Citi
390 Greenwich Street
New York, New York 10013
Telephone: (877) 531-8365

J.P. Morgan
383 Madison Avenue
New York, New York 10179
Attention: Equity Syndicate Desk
Telephone: (800) 261-5767

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by the Maryland General Corporation Law.

        Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of us and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or to which such person may incur by reason of his or her serving as a present or former director or officer of us.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any of our employees or agents or our predecessor.

        The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        Each of the indemnification agreements with our executive officers require that we indemnify such officers to the maximum extent permitted by Maryland law, and to pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 21.    Exhibits and Financial Statements Schedules

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index, which is incorporated herein by reference.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        a.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i.      to include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii.     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          iii.    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        b.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        c.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        d.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

        e.     That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          i.      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          ii.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          iv.    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        f.      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        g.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        h.     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        i.      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on May 14, 2010.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
By:	/s/ JOEL S. MARCUS Joel S. Marcus Chief Executive Officer

        Each of the undersigned does hereby constitute and appoint Joel S. Marcus and Dean A. Shigenaga, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubmission to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL S. MARCUS Joel S. Marcus	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 14, 2010
/s/ DEAN A. SHIGENAGA Dean A. Shigenaga	Chief Financial Officer (Principal Financial and Chief Accounting Officer)	May 14, 2010
/s/ RICHARD B. JENNINGS Richard B. Jennings	Lead Director	May 14, 2010
/s/ JOHN L. ATKINS, III John L. Atkins, III	Director	May 14, 2010

Signature	Title	Date

/s/ RICHARD H. KLEIN Richard H. Klein	Director	May 14, 2010
/s/ JAMES H. RICHARDSON James H. Richardson	Director	May 14, 2010
/s/ MARTIN A. SIMONETTI Martin A. Simonetti	Director	May 14, 2010
/s/ ALAN G. WALTON Alan G. Walton	Director	May 14, 2010

EXHIBIT INDEX

Exhibit Number		Exhibit Title
1.1		Form of Dealer Manager Agreement
3.1	*	Articles of Amendment and Restatement of Alexandria, filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on August 14, 1997
3.2	*	Certificate of Correction of Alexandria, filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on August 14, 1997
3.3	*	Bylaws of Alexandria (as amended February 17, 2009), filed as an exhibit to the Alexandria's current report on Form 8-K filed with the SEC on February 20, 2009
3.4	*
Articles Supplementary, dated June 9, 1999, relating to the 9.50% Series A Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on August 13, 1999
3.5	*
Articles Supplementary, dated February 10, 2000, relating to the election to be subject to Subtitle 8 of Title 3 of the Maryland General Corporation Law, filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on February 10, 2000
3.6	*
Articles Supplementary, dated February 10, 2000, relating to the Series A Junior Participating Preferred Stock , filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on February 10, 2000
3.7	*
Articles Supplementary, dated January 18, 2002, relating to the 9.10% Series B Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's Form 8-A for registration of certain classes of securities filed with the SEC on January 18, 2002
3.8	*
Articles Supplementary, dated June 22, 2004, relating to the 8.375% Series C Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's Form 8-A for registration of certain classes of securities filed with the SEC on June 28, 2004
3.9	*
Articles Supplementary, dated March 25, 2008, relating to the 7.00% Series D Cumulative Convertible Preferred Stock, filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on March 25, 2008
4.1	*
Rights Agreement, dated as of February 10, 2000, between Alexandria and American Stock Transfer & Trust Company, as Rights Agent, including the forms of Articles Supplementary setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.01 per share, Rights Certificate and the Summary of Rights to Purchase Preferred Stock attached as exhibits to the Rights Agreement. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement), filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on February 10, 2000
4.2	*	Specimen certificate representing shares of Common Stock, filed as an exhibit to Alexandria's Registration Statement on Form S-11 (No. 333-23545) filed with the SEC on May 19, 1997
4.3	*
Specimen certificate representing shares of 9.50% Series A Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on August 13, 1999
4.4	*
Specimen certificate representing shares of 9.10% Series B Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's Form 8-A for registration of certain classes of securities filed with the SEC on January 18, 2002

Exhibit Number		Exhibit Title
4.5	*	Specimen certificate representing shares of 8.375% Series C Cumulative Redeemable Preferred Stock, filed as an exhibit to Alexandria's Form 8-A for registration of certain classes of securities filed with the SEC on June 28, 2004
4.6	*	Specimen certificate representing shares of 7.00% Series D Cumulative Convertible Preferred Stock, filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on March 25, 2008
4.7	*
Indenture, dated January 17, 2007, among Alexandria, Alexandria Real Estate Equities, L.P., as Guarantor, and Wilmington Trust Company, as Trustee filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on January 19, 2007
4.8	*
Registration Rights Agreement, dated as of January 17, 2007, among Alexandria, Alexandria Real Estate Equities, L.P., UBS Securities LLC., Citigroup Global Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated filed as an exhibit to Alexandria's current report on Form 8-K filed with the SEC on January 18, 2007
4.9	*
Indenture, dated as of April 27, 2009, among Alexandria, as Issuer, Alexandria Real Estate Equities, L.P., as Guarantor, and Wilmington Trust Company, as Trustee filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on August 10, 2009
5.1		Opinion of Venable LLP
8.1		Opinion of Morrison & Foerster LLP regarding certain federal income tax matters
12.1	*
Computation of Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends filed as an exhibit to Alexandria's quarterly report on Form 10-Q filed with the SEC on April 30, 2009
23.1		Consent of Venable LLP (filed with Exhibit 5.1)
23.2		Consent of Morrison & Foerster LLP (filed with Exhibit 8.1)
23.3		Consent of Ernst & Young LLP
24.1		Power of Attorney (included on the signature page of this registration statement on Form S-4.)
99.1		Form of Letter of Transmittal